NEWS RELEASE

CONTACT: R. Jerry Giles, Chief Financial Officer
TELEPHONE #: 540-886-0796
DATE: February 9, 2006

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS RECORD NINE MONTH EARNINGS
STAUNTON, VIRGINIA

          Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the three and nine months ended December 31, 2005. For the quarter ended December 31, 2005, Community Financial reported earnings of $1,059,000 or $0.49 per diluted share, compared to $940,000 or $0.43 per diluted share for the same period last year, a 14.0% increase per diluted share. Net income for the nine months ended December 31, 2005 was $3,263,000 or $1.50 per diluted share, compared to $2,862,000 or $1.33 per diluted share for the nine months ended December 31, 2004, a 12.8% increase per diluted share.

          The increase in net income for the current quarter compared to the December 31, 2004 quarter can be attributed primarily to a decrease in the provision for loan losses of approximately $194,000. The increase in net income for the nine-month period ended December 31, 2005 compared to the same period ended December 31, 2004 can be attributed to an increase in net interest income of approximately $397,000 and a decrease in the provision for loan losses of approximately $224,000. The increase in net interest income is attributable to an increase in loans receivable offset by a decrease in the interest rate spread for the nine-month period ended December 31, 2005 compared to December 31, 2004. The interest rate spread decreased by 35 basis points to 3.53% for the three and nine months ended December 31, 2005 compared to 3.88% for the same periods in 2004.

          Total interest income increased for the three and nine months ended December 31, 2005 compared to the December 31, 2004 periods as a result of both the increase in the volume of interest earning assets and the increase in rates earned on those assets. Total interest expense increased for the three and nine months ended December 31, 2005 as a result of both the increase in the volume of interest-bearing liabilities and the increase in the interest rates paid on interest-bearing liabilities. Total interest expense increased by $1.1 million for the 2005 quarter compared to the same period in 2004. Total interest expense increased $2.9 million for the nine months ended December 31, 2005 compared to the same period in 2004.

          Non-interest income increased $84,000 to $742,000 for the quarter ended December 31, 2005 from $658,000 for the December 31, 2004 quarter. The increase in non-interest income for both the current quarter and the nine months ended December 31, 2005 was due to an increase in fees from our brokered mortgage operations and increased usage of transaction account services. Non-interest expenses increased $161,000 to $2.7 million for the December 31, 2005 quarter from $2.6 million for the December 31, 2004 quarter. The increase in non-interest expenses for the three and nine months ended December 31, 2005 compared to the December 31, 2004 periods was due to compensation increases related to salary increases and additional staffing.

          Loans outstanding, net of allowances, at December 31, 2005 totaled $348.8 million, an increase of $12.0 million from $336.8 million at March 31, 2005. Deposits increased to $288.1 million at December 31, 2005 from $275.4 million at March 31, 2005, a $12.7 million increase. Borrowings increased $1.6 million from $91.7 million at March 31, 2005 to $93.3 million at December 31, 2005. At December 31, 2005, non-performing loans totaled approximately $875,000 or .21% of assets compared to $548,000 or .14% of assets at March 31, 2005.Our allowance for loan losses to total loans at December 31, 2005 was .85% compared to .89% at March 31, 2005. At December 31, 2005, our allowance for loan losses to non-performing loans was 429.4%.

          After reviewing the Company's financial position and operating results the Board of Directors approved and declared a $0.12 per share dividend, a 9% increase. The dividend is payable February 22, 2006, to stockholders of record as of February 8, 2006. Stockholder's equity totaled $34.3 million at December 31, 2005, which represents a book value of $16.30 per share.

          At December 31, 2005, Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution. Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona and Virginia Beach. Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

          Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in the financial condition or business prospects of the Company's borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.